UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 25, 2013
Kemper Corporation
(Exact name of registrant as specified in its charter)

Commission File Number: 0-18298

DE	95-4255452
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
One East Wacker Drive, Chicago, IL 60601
(Address of principal executive offices, including zip code)
312-661-4600
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management
Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The registrant, Kemper Corporation (“Kemper”), issued a press release today announcing that Frank J. Sodaro, 44, will become Senior Vice President and Chief Financial Officer for Kemper, effective March 15, 2013. Kemper also announced that Dennis Vigneau, 46, will resign his position as Senior Vice President and Chief Financial Officer of Kemper, effective March 15, 2013.
Mr. Sodaro was elected Vice President-Planning & Analysis of Kemper in May 2009. He served as Assistant Corporate Controller for the company from June 1998 until May 2009. Prior to 1998, Mr. Sodaro held a number of positions with the company’s accounting and internal audit departments after joining the company in 1992.
There is no arrangement pursuant to which Mr. Sodaro was selected as an officer, no family relationships between Mr. Sodaro and any director or other executive officer of Kemper, and no transactions involving Mr. Sodaro or a member of his immediate family, that would require disclosure by Kemper under Item 401(b) or (d) or 404(a) of SEC Regulation S-K.
Section 8 - Other Events
Item 8.01    Other Events.
Kemper’s Board of Directors has approved a slate of nine nominees for election to the Board of Directors at Kemper’s Annual Meeting of Shareholders on May 1, 2013, and will reduce the size of the Board to nine members, effective May 1, 2013.  The nominees include each of the current board members other than Reuben L. Hedlund and Fayez S. Sarofim, who are not standing for re-election, and Christopher B. Sarofim, 49, Vice Chairman of Fayez Sarofim & Co., a member of the firm’s Executive, Finance and Investment Committees, and President of its foreign advisory business, Sarofim International Management Company.
Section 9 – Financial Statements and Exhibits
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits
99.1    Kemper press release dated March 1, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kemper Corporation

Date:	March 1, 2013
Donald G. Southwell
Chairman, President, and Chief Executive Officer